EXHIBIT 11

                            MERRIMAC INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

                                                                    Quarters Ended              Nine Months Ended
                                                             ----------------------------    ------------------------
                                                             September 27,   September 28,  September 27, September 28,
                                                                  2003            2002          2003          2002
                                                             ----------------------------    ------------------------
Numerator:
Net income (loss) available to common stockholders ........  $    (484,396)   $    57,054   $(1,414,751)   $  145,692
                                                             =============    ===========    ==========    ==========

Basic earnings (loss) per share
Weighted average number of shares outstanding for basic
net income (loss) per share Common stock ..................      3,120,624      3,145,370     3,120,437     3,055,713
                                                             =============    ===========    ==========    ==========
Net income (loss) per common share - basic ................  $        (.16)   $      (.02)   $     (.45)   $      .05
                                                             =============    ===========    ==========    ==========

Diluted earnings (loss) per share
Weighted average number of shares outstanding for
diluted net income (loss) per share Common stock ..........      3,120,624      3,145,370     3,120,437     3,010,884
Effect of dilutive securities - stock options (1) .........           --            2,264            --        43,181
                                                             -------------    -----------    ----------    ----------
Weighted average number of shares outstanding for
diluted net income (loss) per share .......................      3,120,624      3,147,634     3,120,437     3,098,894
                                                             =============    ===========    ==========    ==========
Net income (loss) per common share - diluted ..............  $        (.16)   $       .02    $     (.45)   $      .05
                                                             =============    ===========    ==========    ==========

(1) Represents additional shares resulting from assumed conversion of stock options less shares purchased with the proceeds therefrom.

Stock options and warrants did not have an effect on the computation of the diluted loss per share in the third quarter and nine months ended September 27, 2003 since they were antidilutive.